QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Sealed Air Corporation:

We consent to incorporation by reference in Registration Statements on Form S-8 (Nos. 333-50603, 333-59197 and 333-59195) of Sealed Air Corporation of our reports dated January 24, 2002, relating to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2001, and the related schedule, which reports appear in or are incorporated by reference in this Annual Report on Form 10-K.

KPMG LLP

/s/ KPMG LLP

Short Hills, New Jersey
March 27, 2002

QuickLinks

INDEPENDENT AUDITORS' CONSENT